Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS

SECOND QUARTER 2015 RESULTS

Second Quarter Earnings Highlights

•

Net operating income (“NOI”) for our income-producing Operating Assets increased 56.4% to $28.5 million for the second quarter 2015, compared to $18.2 million in the second quarter 2014. The increase is primarily related to the opening of new properties in 2014, the most significant of which were Downtown Summerlin in October 2014 and The Outlet Collection at Riverwalk in May 2014, as well as the acquisition of 10-60 Columbia Corporate Center office properties in December 2014.

•

Second quarter 2015 adjusted net income decreased (56.0%), or $42.0 million, to $33.0 million, compared to second quarter 2014 adjusted net income of $75.0 million.  The decrease is primarily due to large commercial land sales in the second quarter 2014 which were not repeated in the second quarter 2015.  We typically do not sell commercial land in our MPCs unless there are compelling strategic reasons to do so.  Prior year second quarter results include several large commercial land sales, including a 59-acre land sale to the Houston Methodist Hospital System, bringing a major regional healthcare provider to The Woodlands. The impact was partially offset by the recognition of condominium income at Ward Village and income from recently completed developments in the second quarter of 2015. Adjusted net income excludes the following non-cash items: depreciation and amortization; warrant liability gains and losses; and gains and losses relating to the tax indemnity receivable for periods prior to its settlement in December 2014.

•

Master Planned Community (“MPC”) land sales decreased (69.1%) to $46.8 million for the second quarter 2015 compared to $151.2 million for the second quarter 2014 primarily due to $88.0 million of commercial land sales at The Woodlands in the second quarter 2014, as noted above, and a slowdown in single-family lot sales velocity at our Houston, Texas MPCs due to the decrease in oil prices in 2015. Excluding the sale to the Houston Methodist Hospital System for $70.6 million, land sales decreased by $33.8 million, or (41.9%), during the same periods.

The Howard Hughes Corporation Property and Financing Highlights

•

Completed construction and placed into service One Lake’s Edge, an eight-story, Class A, multi-family project within Hughes Landing in The Woodlands, comprised of 390 multi-family units, 22,289 square feet of retail and a 750-space parking garage.

•

As of July 24, 2015, 88.5% of the units at our Waiea and 81.7% of the units at our Anaha condominium developments at Ward Village were contracted for sale.  We have received deposits for substantially all of the contracted units equal to 20% of the sales price and which are now beyond the 30-day rescission period.

•

During July 2015, began pre-sales for the first of two Gateway Towers designed by Richard Meier & Partners, which consists of 125 luxury units, and Ae‘o, a 466-unit condominium tower designed by Bohlin Cywinski Jackson located above a to-be-built Whole Foods Market flagship store. Both residential condominium towers are located at Ward Village.

The Howard Hughes Corporation Property and Financing Highlights (continued)

•

During August 2015, began construction on two self-storage developments in The Woodlands.  The facilities represent approximately 161,000 square feet of storage space in 1,320 units, are expected to cost approximately $17.0 million in the aggregate and be completed by the second quarter 2016.

•

Closed on a $14.0 million non-recourse construction loan for Lakeland Village, an 83,400 square foot CVS-anchored mixed-use development located in Bridgeland. The loan bears interest at LIBOR plus 2.35% and has an initial maturity date of May 2018 with two, one-year extension options.

•	Extended the $30.0 million non-recourse Bridgeland credit facility for one year. The facility matures on July 15, 2016.

_____________________________________
* Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, August 10, 2015 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company”) today announced its results for the second quarter of 2015.

For the three months ended June 30, 2015, net income attributable to common stockholders was $50.6 million, or $0.18 per diluted common share, compared with net loss attributable to common stockholders of $(14.8) million, or $(0.37) per diluted common share, for the three months ended June 30, 2014.  Second quarter 2015 net income attributable to common stockholders includes a non-cash $42.6 million warrant gain and $(25.1) million of non-cash depreciation and amortization expense. Excluding these non-cash items, net income attributable to common stockholders, was $33.0 million, or $0.76 per diluted common share.  Excluding the $(67.4) million non-cash warrant loss, $(10.9) million non-cash reduction in tax indemnity receivable and $(11.5) million of non-cash depreciation and amortization expense, net income attributable to common stockholders was $75.0 million, or $1.74 per diluted common share for the second quarter 2014.

As we complete and place our developments into service, non-cash depreciation and amortization expense associated with these cash-flowing commercial real estate properties is becoming a more material and growing component of our net income. Adjusted net income is a non-GAAP measure that excludes depreciation and amortization and non-cash warrant liability and tax indemnity receivable gains and losses.  The tax indemnity receivable was settled in the fourth quarter 2014 and is not a component of our net income beginning in 2015.  The presentation of net income excluding depreciation and amortization is consistent with other companies in the property ownership business, who also typically report an earnings measure that excludes non-cash depreciation and amortization.  For a reconciliation of adjusted net income to net income (loss) attributable to common stockholders, please refer to the Supplemental Information contained in this earnings release.

David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation, stated, “I am pleased with the momentum we are achieving at our larger developments.  The launch of pre-sales in July of two new condominium towers totaling 591 units, and the 413 units under contract at the Anaha and Waiea towers under construction at Ward Village are indicative of the strong demand we are seeing for high quality residential housing in our thoughtfully designed urban master planned community in Hawaii. Summerlin in Las Vegas also continues to deliver strong residential sales volume and pricing as this MPC benefits from the recently opened Downtown Summerlin mixed-use project and resurgence of the Las Vegas economy. At the South Street Seaport, we look forward to making some exciting tenant announcements later this year regarding the under construction Pier 17 project and historic area renovation. Homebuilders are continuing to be cautious on the Houston residential market and remain conservative on lot takedown commitments, yet pricing remains high compared to historical levels.”

Business Segment Operating Results

For comparative purposes, MPC land sales and Operating Assets NOI are presented in our Supplemental Information.  For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release. Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Operating Assets Highlights

NOI from our combined retail, office, multi-family and resort and conference center properties increased $10.3 million, or 56.4%, to $28.5 million for the second quarter 2015, compared to NOI of $18.2 million for the second quarter 2014.  These properties are referred to as our “income-producing Operating Assets.” These amounts include our share of NOI from our non-consolidated equity-method ventures and exclude NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.

The $10.3 million increase in NOI in the second quarter 2015 compared to the second quarter 2014 is primarily attributable to the acquisition of the 10-60 Columbia Corporate Center office properties in December 2014, which contributed $2.7 million to the increase, and completion of Downtown Summerlin and The Outlet Collection at Riverwalk, both of which opened in 2014 and contributed a combined $5.6 million to the increase. Two Hughes Landing and 3831 Technology Forest Drive contributed a combined $1.2 million to the increase as they continue to stabilize, and The Woodlands Resort & Conference Center, which completed its renovation in the fourth quarter 2014, contributed $0.6 million to the increase. The remaining $0.2 million of the increase is due to smaller changes in NOI at our other operating assets.

South Street Seaport remains substantially closed while redevelopment of Pier 17 and the renovation of the historic area continue.

During the second quarter 2015, we completed construction and placed into service One Lake’s Edge, an eight-story, Class A, multi-family project within Hughes Landing. The building is comprised of 390 units, 22,289 square feet of retail and a 750-space parking garage. As of July 24, 2015, 39.0% of the units have been leased. We expect to reach stabilized annual NOI of $7.6 million by the end of the second quarter 2017.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, decreased by $(104.4) million, or (69.1%), to $46.8 million for the three months ended June 30, 2014, as compared to $151.2 million for the same period in 2014. Excluding the commercial land sale at The Woodlands to the Houston Methodist Hospital System for $70.6 million in the second quarter 2014, described below, land sales decreased by $(33.8) million, or (41.9%), during the same periods.

Summerlin land sales decreased by $(1.7) million, or (4.5%), to $36.2 million on slightly lower acreage sold. For the second quarter 2015, Summerlin sold a mix of superpad sites and custom lots. Demand remains high for new home developments due to a shortage of resale homes and strong local economic conditions. Price per acre for superpads, Summerlin’s primary residential land product, increased by $44,000, or 8.5%, to $563,000 for the second quarter 2015 compared to the second quarter 2014. The increase in land pricing at Summerlin is due to the scarcity of attractive developable residential land in the Las Vegas market.

Bridgeland land sales decreased to $1.5 million for the second quarter 2015 compared to $6.7 million for the second quarter 2014. Homebuilders are taking a more cautious approach to acquiring finished lots at Bridgeland and The Woodlands due to uncertainty regarding the impact on new home demand resulting from lower oil prices. Consequently, we are receiving bids to acquire lots via future quarterly takedown schedules rather than in large bulk one-time purchases as in the prior year. This approach will likely result in lower lot purchases over the next few quarters than in 2014 when homebuilders were more comfortable making larger commitments. Also, record rainfall in the Houston area in the second quarter 2015 caused construction delays, which negatively impacted new home development and sales, especially at Bridgeland due to the close proximity of large wetlands areas to residential developments within that MPC. Homebuilders are currently developing single-family homes for sale on the significant volume of lots purchased during the second half of 2014, and we expect demand for new lots at Bridgeland to be modest until a portion of these homes are completed and sold later in 2015.

Land sales revenues at The Woodlands decreased by $(97.5) million to $9.1 million in the second quarter 2015 compared to the second quarter 2014 primarily due to fewer residential lot sales and $88.0 million of commercial land sales in the second quarter 2014, including a 59-acre sale to the Houston Methodist Hospital System for $70.6 million, compared to $2.1 million in the second quarter 2015. The range of residential lot types/sizes available for sale is decreasing as The Woodlands’ inventory of residential land for sale diminishes. This factor, combined with a more uncertain economic climate in the greater Houston area due to lower oil prices and a more conservative lot acquisition strategy by homebuilders, is contributing to lower sales velocity.

Strategic Developments Highlights

Pre-sales for the first two market-rate residential condominium towers at Ward Village, Waiea and Anaha, launched in the beginning of 2014, and construction on both towers began later in the year. From April 30, 2015, the last reported sales date, through July 24, 2015, we had strong sales at these towers, entering into 15 sales contracts for Anaha and Waiea, combined, representing 17.9% of the then available units for sale. Sales contracts require a minimum deposit from the buyer equal to 20% of the contracted price and are subject to a 30-day rescission period, after which time the deposit becomes non-refundable. Substantially all of the contracted units at both towers are past their rescission periods.

Waiea will have 174 total units, of which 88.5% have been contracted as of July 24, 2015. Total development costs are expected to be approximately $403 million (excluding land value). We expect to complete the project by the end of 2016. As of June 30, 2015, we have incurred $116.5 million of development costs.

Anaha, will have 317 total units, of which 81.7% have been contracted as of July 24, 2015. Total development costs are expected to be approximately $401 million (excluding land value). We expect to complete the project by mid-2017. As of June 30, 2015, we have incurred $57.7 million of development costs.

In connection with Phase Two of the Ward Village master plan, during July 2015 we launched pre-sales of two new condominium towers: Ae‘o, designed by Bohlin Cywinski Jackson, and one of two Gateway Towers designed by Richard Meier & Partners. As of July 24, 2015, none of the contracted sales have passed their 30-day rescission period.

Ae‘o, the name for the Hawaiian stilt bird, will be a 466 unit condominium tower that will sit on top of a flagship 50,000 square foot Whole Foods Market. We expect to begin construction of the Whole Foods Market space in early 2016 with completion scheduled in 2018. The average condominium unit size at Ae‘o will be approximately 836 square feet. We are finalizing project budgets for the Whole Foods Market and condominium tower.  Construction of the condominium units will be subject to obtaining an acceptable level of pre-sales and financing for the project. We have incurred $11.7 million of pre-development costs on this project as of June 30, 2015.

The first of two Gateway Towers will consist of 125 luxury residential condominium units averaging approximately 1,874 square feet per unit and approximately 8,500 square feet of retail. Gateway Towers will include a one-acre park that will serve as the start of a four-acre Village Green that will open up a pedestrian connection from the heart of Ward Village to the center of Kewalo Harbor.  We are finalizing the project budget. Construction of the property will be subject to obtaining an acceptable level of pre-sales and financing for the project. We have incurred $24.0 million of pre-development costs as of June 30, 2015.

We began construction of two self-storage facilities in Alden Bridge, a neighborhood within The Woodlands, in the third quarter 2015. One facility located on 4.0 acres will be an approximate 82,000 square foot building and consist of 670 units with an estimated total cost of $8.4 million. The other facility located on 3.1 acres will be an approximate 79,000 square foot building and consist of 650 units with an estimated total cost of $8.4 million. We expect to complete both projects during the second quarter 2016, and are currently seeking financing for these projects.

In May 2015, we closed on a $14.0 million non-recourse financing for Lakeland Village Center. The loan bears interest at LIBOR plus 2.35% and has an initial maturity of May 2018 with two, one-year extension options. During the second quarter 2015, we also extended the final maturity date of the $30.0 million Bridgeland credit facility to July 15, 2016.

For a more complete description of all of our Strategic Developments please refer to “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Strategic Developments” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2015.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC and is headquartered in Dallas, TX. For additional information about HHC, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$45,433	$153,164	$93,514	$200,835
Builder price participation	7,907	3,843	13,605	7,940
Minimum rents	36,989	22,189	72,183	42,549
Tenant recoveries	10,701	6,893	20,368	12,908
Condominium rights and unit sales	86,513	4,358	121,370	7,484
Resort and conference center revenues	11,481	9,622	23,484	19,048
Other land revenues	3,145	2,698	6,438	5,210
Other rental and property revenues	6,994	6,864	13,291	12,310
Total revenues	209,163	209,631	364,253	308,284

Expenses:
Master Planned Community cost of sales	24,236	42,719	48,132	65,797
Master Planned Community operations	11,963	11,389	21,946	20,650
Other property operating costs	19,634	16,600	37,779	30,405
Rental property real estate taxes	6,568	4,241	12,768	7,981
Rental property maintenance costs	2,900	2,174	5,644	4,089
Condominium rights and unit cost of sales	56,765	2,191	79,174	3,762
Resort and conference center operations	8,893	6,412	17,971	13,923
Provision for doubtful accounts	1,266	31	2,075	174
Demolition costs	1,496	3,435	1,613	5,951
Development-related marketing costs	5,594	5,299	11,837	9,522
General and administrative	19,606	17,497	38,569	34,379
Other income, net	(399)	(5,611)	(1,863)	(16,059)
Depreciation and amortization	25,069	11,473	46,579	21,982
Total expenses	183,591	117,850	322,224	202,556

Operating income	25,572	91,781	42,029	105,728

Interest income	271	18,625	407	20,813
Interest expense	(14,685)	(8,897)	(27,931)	(16,218)
Warrant liability gain (loss)	42,620	(67,370)	(66,190)	(163,810)
Reduction in tax indemnity receivable	—	(10,927)	—	(10,927)
Equity in earnings from Real Estate and Other Affiliates	1,081	6,587	2,869	12,655
Income (loss) before taxes	54,859	29,799	(48,816)	(51,759)
Provision for income taxes	4,274	44,532	6,558	49,305
Net income (loss)	50,585	(14,733)	(55,374)	(101,064)
Net income (loss) attributable to noncontrolling interests	(12)	(27)	(12)	(12)
Net income (loss) attributable to common stockholders	$50,573	$(14,760)	$(55,386)	$(101,076)

Basic income (loss) per share:	$1.28	$(0.37)	$(1.40)	$(2.56)

Diluted income (loss) per share:	$0.18	$(0.37)	$(1.40)	$(2.56)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2015	2014
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,648,729	$1,641,063
Land	319,194	317,211
Buildings and equipment	1,429,386	1,243,979
Less: accumulated depreciation	(192,886)	(157,182)
Developments	1,119,774	914,303
Net property and equipment	4,324,197	3,959,374
Investment in Real Estate and Other Affiliates	55,959	53,686
Net investment in real estate	4,380,156	4,013,060
Cash and cash equivalents	488,629	560,451
Accounts receivable, net	36,122	28,190
Municipal Utility District receivables, net	124,828	104,394
Notes receivable, net	25,138	28,630
Deferred expenses, net	72,705	75,070
Prepaid expenses and other assets, net	278,251	310,136
Total assets	$5,405,829	$5,119,931

Liabilities:
Mortgages, notes and loans payable	$2,286,174	$1,993,470
Deferred tax liabilities	67,610	62,205
Warrant liabilities	432,270	366,080
Uncertain tax position liability	4,765	4,653
Accounts payable and accrued expenses	437,998	466,017
Total liabilities	3,228,817	2,892,425

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,715,005 shares issued and outstanding as of June 30, 2015 and 39,638,094 shares issued and outstanding as of December 31, 2014	398	396
Additional paid-in capital	2,842,266	2,838,013
Accumulated deficit	(662,320)	(606,934)
Accumulated other comprehensive loss	(7,116)	(7,712)
Total stockholders' equity	2,173,228	2,223,763
Noncontrolling interests	3,784	3,743
Total equity	2,177,012	2,227,506
Total liabilities and equity	$5,405,829	$5,119,931

Supplemental Information

June 30, 2015

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability gain  (loss), increase (reduction) in the tax indemnity receivable and corporate other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP	Three Months Ended June 30,		Six Months Ended June 30,
income (loss) before taxes	2015	2014	2015	2014
	(In thousands)		(In thousands)
REP EBT	$46,171	$116,378	$83,985	$152,022
General and administrative	(19,606)	(17,497)	(38,569)	(34,379)
Corporate interest income/(expense), net	(13,235)	4,829	(26,447)	(6,151)
Warrant liability gain (loss)	42,620	(67,370)	(66,190)	(163,810)
Reduction in tax indemnity receivable	—	(10,927)	—	(10,927)
Corporate other income, net	396	5,611	1,529	13,686
Corporate depreciation and amortization	(1,487)	(1,225)	(3,124)	(2,200)
Income (loss) before taxes	$54,859	$29,799	$(48,816)	$(51,759)

Reconciliation of Adjusted Net Income to Net loss	Three Months Ended June 30,
attributable to common stockholders	2015	2014
	(In thousands)
Adjusted Net Income	$33,022	$75,010
Depreciation and amortization	(25,069)	(11,473)
Warrant liability loss	42,620	(67,370)
Reduction in tax indemnity receivable	—	(10,927)
Net income (loss) attributable to common stockholders	$50,573	$(14,760)

MPC Land Sales Summary

Three Months Ended June 30, 2015

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Three Months Ended June 30,
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Bridgeland
Residential
Single family - detached	$1,495	$6,705	3.7	15.6	19	60	$404	$430	$79	$112
Total	1,495	6,705	3.7	15.6	19	60	404	430	79	112
Changes in dollars, acres and lots	(5,210)		(11.9)		(41)		(26)		(33)
% Change	NM		NM		NM		-6.0%		-29.5%

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	29,256	27,285	52.0	52.6	155	285	563	519	189	96
Single family - detached	—	6,370	—	6.1	—	35	—	1,044	—	182
Custom lots	3,775	4,200	2.5	3.7	6	7	1,510	1,135	629	600
Commercial
Other	3,136	—	3.6	—	—	—	871	—	—	—
Total	36,167	37,855	58.1	62.4	161	327	622	607	205	116
Changes in dollars, acres and lots	(1,688)		(4.3)		(166)		15		89
% Change	-4.5%		-6.9%		-50.8%		2.5%		76.7%

The Woodlands
Residential
Single family - detached	7,052	16,266	12.2	23.8	43	100	578	683	164	163
Single family - attached	—	2,388	—	3.3	—	40	—	724	—	60
Commercial
Not for profit	—	—	—	—	—	—	—	—	—	—
Medical	—	70,550	—	58.9	—	—	—	1,198	—	—
Retail	733	17,401	5.0	30.3	—	—	147	574	—	—
Other	1,321	—	0.9	—	—	—	1,468	—	—	—
Total	9,106	106,605	18.1	116.3	43	140	503	917	164	133
Changes in dollars, acres and lots	(97,499)		(98.2)		(97)		(414)		31
% Change	-91.5%		-84.4%		-69.3%		-45.1%		23.3%

Total acreage sales revenue	46,768	151,165	79.9	194.3	223	527

Deferred revenue	(2,500)	(2,267)
Special Improvement District revenue *	1,165	4,266
Total segment land sale revenue - GAAP basis	$45,433	$153,164

* Applicable exclusively to Summerlin.

 NM – Not Meaningful

MPC Land Sales Summary

Six Months Ended June 30, 2015

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
	Six Months Ended June 30,
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Bridgeland
Residential
Single family - detached	$6,073	$6,841	15.5	16.1	60	63	$392	$425	$101	$109
Total	6,073	6,841	15.5	16.1	60	63	392	425	101	109
Changes in dollars, acres and lots	(768)		(0.6)		(3.0)		(33.0)		(8)
% Change	-11.2%		-3.7%		-4.8%		-7.8%		-7.3%

Maryland Communities
No land sales

Summerlin
Residential
Superpad sites	46,030	43,566	81.2	83.9	233	406	567	519	198	107
Custom lots	6,320	9,236	4.5	7.5	11	15	1,404	1,231	575	616
Single family - detached	13,650	11,170	14.9	13.0	75	60	916	859	182	186
Commercial
Other	3,136	2,250	3.6	10.0	—	—	871	225	—	—
Total	69,136	66,222	104.2	114.4	319	481	663	579	207	133
Changes in dollars, acres and lots	2,914		(10.2)		(162.0)		84.0		74
% Change	4.4%		-8.9%		-33.7%		14.5%		55.6%

The Woodlands
Residential
Single family - detached	13,859	33,537	22.0	47.7	80	183	630	703	173	183
Single family - attached	408	3,326	0.8	4.6	9	54	510	723	45	62
Commercial
Not for profit	—	—	5.0	—	—	—	—		—	—
Medical	—	70,550	—	58.9	—	—	—	1,198	—	—
Retail	733	17,401	—	30.3	—	—	147	574	—	—
Other	1,321	—	0.9	—	—	—	1,468	—	—	—
Total	16,321	124,814	28.7	141.5	89	237	569	882	160	156
Changes in dollars, acres and lots	(108,493)		(112.8)		(148)		(313)		4
% Change	-86.9%		-79.7%		-62.4%		-35.5%		2.6%

Total acreage sales revenue	91,530	197,877	148.4	272.0	468	781

Deferred revenue	(2,107)	(3,925)
Special Improvement District revenue *	4,091	6,883
Total segment land sale revenue - GAAP basis	$93,514	$200,835

* Applicable exclusively to Summerlin.

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, development-related marketing costs and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
	(In thousands)			(In thousands)
Retail
Columbia Regional (a)	$204	$—	$204	$465	$—	$465
Cottonwood Square	146	180	(34)	305	333	(28)
Creekside Village Green (b)	186	—	186	225	—	225
Downtown Summerlin (b)	2,450	—	2,450	4,194	—	4,194
Hughes Landing Retail (b)	328	—	328	387	—	387
1701 Lake Robbins (c)	15	—	15	184	—	184
Landmark Mall (d)	(109)	75	(184)	(186)	624	(810)
Outlet Collection at Riverwalk (e)	1,966	(1,221)	3,187	3,119	(1,473)	4,592
Park West	535	524	11	1,175	1,088	87
Ward Village (f)	6,700	6,171	529	13,015	11,800	1,215
20/25 Waterway Avenue	526	343	183	947	764	183
Waterway Garage Retail	184	164	20	354	332	22
Total Retail	13,131	6,236	6,895	24,184	13,468	10,716
Office
10-70 Columbia Corporate Center (g)	3,291	525	2,766	6,524	669	5,855
Columbia Office Properties	65	596	(531)	80	684	(604)
One Hughes Landing (h)	1,314	1,491	(177)	2,636	1,960	676
Two Hughes Landing (i)	648	—	648	851	—	851
2201 Lake Woodlands Drive	(34)	137	(171)	(86)	104	(190)
9303 New Trails	490	553	(63)	983	1,020	(37)
110 N. Wacker	1,529	1,514	15	3,058	3,034	24
One Summerlin (b)	(139)	—	(139)	(169)	—	(169)
3831 Technology Forest Drive (j)	538	—	538	928	—	928
3 Waterway Square	1,697	1,560	137	3,171	3,127	44
4 Waterway Square	1,482	1,407	75	2,942	2,848	94
1400 Woodloch Forest	435	293	142	763	533	230
Total Office	11,316	8,076	3,240	21,681	13,979	7,702

85 South Street (k)	108	—	108	215	—	215
Millennium Waterway Apartments	993	1,112	(119)	2,045	2,172	(127)
One Lake's Edge (b)	(541)	—	(541)	(541)	—	(541)
The Woodlands Resort & Conference Center (l)	2,588	2,005	583	5,513	3,920	1,593
Total Retail, Office, Multi-family, Resort & Conference Center	27,595	17,429	10,166	53,097	33,539	19,558

The Club at Carlton Woods (b)	(847)	(799)	(48)	(1,693)	(2,012)	319
The Woodlands Ground leases	310	112	198	526	222	304
The Woodlands Parking Garages	(95)	(110)	15	(271)	(289)	18
Other Properties	955	251	704	1,873	531	1,342
Total Other	323	(546)	869	435	(1,548)	1,983
Operating Assets NOI - Consolidated and Owned	27,918	16,883	11,035	53,532	31,991	21,541

Redevelopments
South Street Seaport (b)	(387)	(1,734)	1,347	(401)	(3,956)	3,555
Total Operating Asset Redevelopments	(387)	(1,734)	1,347	(401)	(3,956)	3,555

Dispositions
Rio West Mall	—	30	(30)	—	79	(79)
Total Operating Asset Dispositions	—	30	(30)	—	79	(79)
Total Operating Assets NOI - Consolidated	27,531	15,179	12,352	53,131	28,114	25,017

Straight-line lease amortization (m)	1,028	(537)	1,565	2,224	(973)	3,197
Demolition costs (n)	(1,496)	(3,434)	1,938	(1,613)	(5,928)	4,315
Development-related marketing costs	(2,748)	(2,703)	(45)	(5,014)	(4,779)	(235)
Depreciation and amortization	(22,887)	(9,531)	(13,356)	(41,649)	(18,541)	(23,108)
Write-off of lease intangibles and other	—	—	—	(154)	—	(154)
Equity in earnings from Real Estate and Other Affiliates	160	767	(607)	1,044	2,572	(1,528)
Interest, net	(7,621)	(3,917)	(3,704)	(14,105)	(5,842)	(8,263)
Total Operating Assets REP EBT (o)	$(6,033)	$(4,176)	$(1,857)	$(6,136)	$(5,377)	$(759)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
	(In thousands)			(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Woodlands Phase II	$111	$—	$111	$7	$—	$7
Stewart Title Company	608	861	(253)	999	1,059	(60)
Summerlin Baseball Club	803	611	192	569	364	205
The Metropolitan Downtown Columbia (b)	139		139	(369)	—	(369)
Woodlands Sarofim # 1	338	389	(51)	729	790	(61)
Total NOI - equity investees	1,999	1,861	138	1,935	2,213	(278)

Adjustments to NOI (p)	(774)	(48)	(726)	(1,454)	(79)	(1,375)
Equity Method Investments REP EBT	1,225	1,813	(588)	481	2,134	(1,653)
Less: Joint Venture Partner's Share of REP EBT	(1,065)	(1,046)	(19)	(1,184)	(1,343)	159
Equity in earnings from Real Estate and Other Affiliates	160	767	(607)	(703)	791	(1,494)

Distributions from Summerlin Hospital Investment (q)	—	—	—	1,747	1,781	(34)
Segment equity in earnings from Real Estate and Other Affiliates	$160	$767	$(607)	$1,044	$2,572	$(1,528)

Company's Share of Equity Method Investments NOI
Millennium Woodlands Phase II	$91	$—	$91	$6	$—	$6
Stewart Title Company	304	431	(127)	500	530	(30)
Summerlin Baseball Club	402	306	96	285	182	103
The Metropolitan Downtown Columbia (b)	69	78	(9)	(185)	—	(185)
Woodlands Sarofim # 1	68	—	68	146	158	(12)
Total NOI - equity investees	$934	$815	$119	$752	$870	$(118)

	Economic	Six Months Ended June 30, 2015
	Ownership	Debt	Cash
		(In thousands)
Millennium Woodlands Phase II	81.43%	$37,700	$902
Stewart Title Company	50.00%	—	387
Summerlin Baseball Club	50.00%	—	865
The Metropolitan Downtown Columbia (b)	50.00%	56,187	678
Woodlands Sarofim # 1	20.00%	6,084	782

(a)	Stabilized annual NOI of $2.2 million is expected by the end of the second quarter 2016.
(b)	Please refer to the discussion regarding this property in our second quarter 2015 Form 10-Q.
(c)	This asset was acquired in July 2014.
(d)	The lower NOI is due to a one-time favorable property tax settlement with the City of Alexandria of $0.7 million that occurred in the first quarter 2014.
(e)	Building was re-opened May 2014. Stabilized annual NOI of $7.8 million is expected by early 2017 based on leases in place as of June 30, 2015.
(f)	NOI increase is primarily due to higher rental rates and increased occupancy.
(g)	In December 2014, we acquired 10–60 Columbia Corporate Center comprised of six adjacent office buildings totaling 699,884 square feet. We acquired 70 Columbia Corporate Center in 2012.
(h)

NOI increase for the six months ended June 30, 2015 is primarily due to increased occupancy. The NOI decrease for the three months ended June 30, 2015 is primarily due to an adjustment to 2014 tenant recoveries.

(i)	Building was placed in service in 2014. Stabilized annual NOI of $5.2 million is expected by the fourth quarter 2015.
(j)	Building was placed in service in 2014 and is 100% leased to a single tenant.
(k)	Building was acquired in 2014.
(l)

The renovation project has increased NOI due to the higher revenue per available room (“RevPAR”) resulting from the new and upgraded rooms. RevPAR is calculated by dividing total room revenues by total occupied rooms for the period.

(m)

The net change in straight-line lease amortization for the three and six months ended June 30, 2015 compared to the same periods in 2014 is primarily due to new leases at Downtown Summerlin and 10-60 Columbia Corporate Center office buildings purchased in December 2014.

(n)	Demolition costs for 2014 relate to Pier 17 and such costs for 2015 relate to the Fulton Market Building, both at South Street Seaport.
(o)	For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 15 - Segments in the Condensed Consolidated Financial Statements.
(p)	Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.
(q)	During the first quarters of 2015 and 2014, we received distributions of $1.7 million and $1.8 million, respectively, from our Summerlin 14

Hospital investment. Distributions from the Summerlin Hospital are typically made one time per year in the first quarter. 15

Commercial Properties NOI

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended June 30, 2015	Projected Annual Stabilized NOI (b)		Debt Balance June 30, 2015 (c)

Commercial Properties - Stabilized

Retail
Cottonwood Square	77,079	96%	$0.1	$0.6		$—
1701 Lake Robbins	12,376	100%	-	0.4		4.6
Landmark Mall (d)	320,325	44%	(0.1)	0.8		—
Park West	249,177	66%	0.5	2.1		—
Ward Village	1,273,845	88%	6.7	24.8		238.7
20/25 Waterway Avenue	50,022	100%	0.5	1.7		14.3
Waterway Garage Retail	21,513	100%	0.2	0.8		—
Total Retail - Stabilized	2,004,337	79%	$7.9	$31.2		$257.6

Office
10-70 Columbia Corporate Center	887,714	90%	$3.3	$13.2		$100.0
Columbia Office Properties (d)	220,471	47%	0.1	0.3		—
One Hughes Landing	197,719	100%	1.3	5.3		52.0
9303 New Trails	97,553	94%	0.5	2.0		12.9
110 N. Wacker	226,000	100%	1.5	6.1		28.4
3831 Technology Forest Drive	95,078	100%	0.5	2.2		22.9
3 Waterway Square	232,021	100%	1.7	6.8		52.0
4 Waterway Square	218,551	100%	1.5	5.9		37.8
1400 Woodloch Forest	95,667	100%	0.4	1.7		—
Total Office - Stabilized	2,270,774	91%	$10.8	$43.5		$306.0

Multi-family, Resort & Conference Center & Other
85 South Street	21	95%	$0.1	$0.4		$—
Millennium Waterway Apartments	393	93%	1.0	4.0		55.6
Other Assets (e)	N/A	N/A	1.1	4.2		—
Total Multi-family, Resort & Conference Center & Other - Stabilized	414	93%	$2.2	$8.6		$55.6

Total Commercial Properties - Stabilized			$20.9	$83.3		$619.2

Commercial Properties - Recently Developed And Not Yet Stabilized

Retail
Columbia Regional	88,556	77%	$0.2	$2.1		$22.1
Creekside Village Green	74,581	71%	0.2	2.2		—
Downtown Summerlin	818,521	82%	2.5	37.2		276.4
Hughes Landing Retail	123,000	89%	0.3	3.5		23.4
Outlet Collection at Riverwalk	248,157	91%	2.0	7.8		55.5
Total Retail - Not Stabilized	1,352,815	83%	$5.2	$52.8		$377.4

Office
Two Hughes Landing	197,714	88%	$0.6	$5.2		$31.3
One Summerlin	206,279	54%	(0.1)	—	(f)	—
Total Office - Not Stabilized	403,993	71%	$0.5	$5.2		$31.3

Multi-family, Resort & Conference Center & Other
One Lake's Edge	390	39%	$(0.5)	$6.9		$59.2
The Metropolitan Downtown Columbia Project	380	59%	0.1	3.4		28.1
The Woodlands Resort & Conference Center	406	N/A %	2.6	16.4		83.1
Millennium Woodlands Phase II	314	78%	0.1	4.0		31.7
Total Multi-family, Resort & Conference Center & Other - Not Stabilized	1,490	57%	$2.3	$30.7		$202.1

Total Commercial Properties - Not Stabilized			$8.0	$88.7		$610.8

($ in millions)	Square Feet/Number of Units	% Leased (a)	Three Months Ended June 30, 2015	Projected Annual Stabilized NOI (b)			Debt Balance June 30, 2015 (c)

Under Construction or Renovation

Retail
South Street Seaport	362,000	N/A	$(0.4)	$	N/A	(g)	$—
Lakeland Village Center	83,339	18%	—		1.7		—
Total Retail - Not Stabilized	445,339	18%	$(0.4)		$1.7		$—

Office
1725-35 Hughes Landing Boulevard	647,000	74%	$—		$10.7	(h)	$72.6
Three Hughes Landing	324,000	0%	—		9.1		9.7
Total Office - Not Stabilized	971,000	49%	$—		$19.8		$82.3

Multi-family, Resort & Conference Center & Other
Waterway Square Hotel (Westin)	302	N/A	$—		$9.6		$11.4
Hughes Landing Hotel (Embassy Suites)	206	N/A	—		4.1		1.1
Total Multi-family, Resort & Conference Center & Other - Under Construction	508	N/A	$—		$13.7		$12.5

Total Commercial Properties - Under Construction			$(0.4)		$35.2		$94.8

Total Commercial Properties

Retail
Stabilized	2,004,337	79%	$7.9		$31.2		$257.6
Not Stabilized	1,352,815	83%	5.2		52.8		377.4
Under Construction	445,339	18%	(0.4)		1.7		—
Total Retail	3,802,491	73%	$12.7		$85.7		$635.0

Office
Stabilized	2,270,774	91%	$10.8		$43.4		$306.0
Not Stabilized	403,993	71%	0.5		5.2		31.3
Under Construction	324,000	49%	—		19.8		82.3
Total Office	2,998,767	84%	$11.3		$68.4		$419.6

Multi-family, Resort & Conference Center & Other
Stabilized	414	93%	$2.2		$8.6		$55.6
Not Stabilized	1,490	57%	2.3		30.7		202.0
Under Construction	508	N/A	—		13.7		12.5
Total Multi-family, Resort & Conference Center & Other	2,412	65%	$4.5		$53.0		$270.1

Total Commercial Properties			$28.5		$207.1		$1,324.7

(a)

Percentage leased is as of June 30, 2015 unless a more recent leasing statistic is disclosed in the June 30, 2015 10-Q filing or in this release.  Statistic indicates percentage pre-leased for projects under development.

(b)	For stabilized properties, Projected Annual Stabilized NOI is computed as follows:
i.	Retail, Hotel, Resort & Conference Center and Other NOI represents the last twelve months actual NOI generated by the property.
ii.	Office and Multifamily represents the most recent quarter NOI for the property annualized.

For properties not stabilized or under construction, Projected Annual Stabilized NOI is shown based upon the most recent estimates disclosed in our periodic filings and CEO Letter dated March 13, 2015. We do not necessarily update these projections on a regular basis and such projections may vary based upon many factors, more fully described under “Forward Looking Statements” and “Risk Factors” in our Exchange Act filings.  There can be no assurance as to when or if these properties will achieve Projected Annual Stabilized NOI.

(c)

Represents the outstanding balance of the mortgage debt directly attributable to the asset.  The total debt balance excludes corporate and other debt not directly attributable to, or secured by, the properties.

(d)	Property is a redevelopment opportunity but is being operated to maximize cash flow “as is” until such time as we begin active redevelopment.
(e)	Amount includes our share of our Equity Method Investments NOI. The Metropolitan Downtown Columbia Project and Millennium Woodlands Phase II are disclosed separately within this schedule.
(f)	One Summerlin projected annual stabilized NOI is included as part of Downtown Summerlin projected annual stabilized NOI.
(g)	Amount not disclosed.
(h)

ExxonMobil has pre-leased 478,000 square feet and has an option on the remaining 160,000 square feet.  If the option is exercised, projected annual stabilized NOI would increase to approximately $14.5 million.